                                                                      EXHIBIT 99

Frontier National Corporation
Stock/Cash Dividend
For more information, contact
Harry I. Brown, Jr. at
256-249-0341, ext 635              FOR IMMEDIATE RELEASE


Frontier National Corporation announced September 21 that its Board of Directors has authorized a stock dividend of 6.8 percent per share to shareholders of record on August 24, 1998. On the resulting new total shares outstanding of 2,272,421, Frontier will pay a regular cash dividend of $.14 per share and a special cash dividend of $.05 per share to all shareholders of record as of September 21, 1998.

Frontier Chairman and CEO, Harry I. Brown, Jr., stated, "The combined earnings resulting from the recent merger of First National, Sylacauga, and Valley National in Lanett make it only fair that we reward our shareholders for their confidence in us and our performance."

Brown went on to say, "The total cash dividend of $.19 per share results in a 164 percent increase - yes, one and one half times over what our Sylacauga shareholders received each quarter last year. We intend to pay each quarter a regular dividend of $.14 per share. Special dividends will be based on our earnings performance.

Steven R. Townson, President and COO of Frontier stated, "This aggressive dividend payout plan for 1998 will almost double what our Valley shareholders received in 1997. As we look to the future, our new management team sees increased value for both customers and shareholders alike."

Townson pointed out that checks should be received around the middle of October, since this is the first dividend paid by the company's new transfer agent, Sterne, Agee & Leach. Shareholders should also receive a check for any fractional share resulting from the stock dividend.

Sterne, Agee & Leach also acts as Frontier National's "market maker." For more information concerning stock purchase, please contact James Dixon, III at 1-800-633-4638.